Exhibit 5.1

Prof. Dr. Rolf Watter

Rechtsanwalt, LL.M.

+41 58 261 52 80

rolf.watter@baerkarrer.ch

Postfach 1548 | CH-8002 Zürich AC Immune SA EPFL Innovation Park, bâtiment B 1015 Lausanne Switzerland Zurich, 8 September 2020

AC Immune SA - Registration Statement on Form F-3

Ladies, Gentlemen

We have acted as Swiss legal counsel to AC Immune SA, Ecublens (VD) (the "Issuer") in connection with a prospectus supplement dated 8 September 2020 (the "Prospectus") to a Registration Statement on Form F-3 (File No. 333-224694) filed under the United States Securities Act of 1933, as amended (the "Securities Act"), relating to the sale by the Issuer of common shares, each with a nominal value of CHF 0.02, of the Issuer having an aggregate offering price of up to USD 80,000,000 (the "Offered Shares") in accordance with a certain Open Market Sale AgreementSM dated 8 September 2020 between the Issuer and Jefferies LLC. As such counsel, we have been requested to give our opinion as to certain legal matters of Swiss law.

1	Scope and Limitation of Opinion

Our opinion only speaks as of the date hereof and is strictly confined to matters of Swiss law as in force at the date hereof. Such law and its interpretation are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. Our opinion is strictly limited to the Documents (as defined below) and the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents or any other matter. For purposes of this opinion, we have not conducted any due diligence or similar investigation or verification as to any matters stated herein. In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

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2	Documents

In arriving at the opinions expressed in Section 3 below, we have exclusively examined and relied on the following documents (the "Documents"):

a)	a pdf copy of the Prospectus;

b)	a pdf copy of an extract from the Commercial Register of the Canton of Vaud in respect of the Issuer, certified by such Commercial Register as of 3 September 2020 (the "Extract");

c)	a pdf copy of the certified articles of association of the Issuer dated 26 June 2020, to correspond to the latest version filed with the Commercial Register of the Canton of Vaud (the "Articles"); and

d)	a pdf copy of the organizational regulations of the Issuer's board of directors, dated as of 19 March 2020 (the "Organizational Regulations") as available on the website of the Issuer.

3	Assumptions

In arriving at the opinions expressed in Section 3 below, we have assumed (without verification) each of the following:

a)	that all documents submitted to us in a form other than an original conform to authentic and complete originals;

b)	that all signatures on documents examined are genuine;

c)	to the extent relevant for purposes of this opinion, any and all information contained in the Documents is and will be true, complete and accurate at all relevant times;

d)	that the Extract, the Articles and the Organizational Regulations are unchanged, correct, up-to-date and in full force and effect as of the date hereof and no changes have been made in such documents;

e)	that the Issuer, as of the date hereof and until the issuance of all Offered Shares, is, and will be, neither insolvent or over-indebted (in the sense of article 725 of the Swiss Code of Obligations (the "CO")), has not passed and will not pass a resolution for its dissolution, winding-up or liquidation, no petition has been or will be presented or order made by a court or other competent authority for the dissolution, winding-up, liquidation, bankruptcy, moratorium, composition with creditors or administration of any party and no receiver, trustee in bankruptcy, administrator or similar officer has been or will be appointed in relation to any of the parties or any of their assets or revenues;

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f)	that all authorizations, consents, licenses, exemptions, notices, filings, publications or registrations which may be necessary under any applicable laws or regulations, other than the laws of Switzerland, in connection the issuance of the Offered Shares have been or will be duly obtained or made in time, remain in full force and effect at the date of this letter and, where relevant, will be obtained and maintained in the future, and that any related conditions have been fulfilled and any related covenants will be complied with;

g)	the Prospectus has been or will be duly filed by the Issuer;

h)	the Issuer has not entered and will not enter into any transaction which could be construed as repayment of share capital and has not undertaken and will not undertake an acquisition in kind or intended acquisition in kind;

i)	that (i) the number of Offered Shares will not exceed the number of shares that may be issued under the Articles and the Prospectus, (ii) the Prospectus will continue to be effective, (iii) the consideration received by the Issuer for the issuance of the Offered Shares will be fully paid and will not be less than the nominal value of such Offered Shares;

j)	prior to the issuance and delivery of any Offered Shares, the board of directors of the Issuer will have duly authorized the issuance of, and will have validly excluded the pre-emptive rights of the existing shareholders with respect to, such Offered Shares in accordance with the Articles, and such authorization and/or exclusion shall not have been amended, challenged or rescinded, and all necessary corporate actions of the Issuer to approve the issuance of the Offered Shares will have been performed in accordance with such resolution and the Articles; and

k)	that any Swiss federal stamp duties due in connection with the issuance of the Offered Shares will be remitted to the Swiss tax authorities.

4	Opinion

Based upon and subject to the foregoing assumptions, and subject to the qualifications and limitations set out below, we are of the opinion that the Offered Shares, when issued and paid for pursuant to the Articles and Swiss law, in particular upon registration of the corresponding share capital increase into the Commercial Register of the Canton of Vaud, and entered into the Issuer's book of uncertificated securities, will be validly issued, fully paid as to their nominal value and non-assessable.

5	Qualifications and Limitations

The opinions expressed herein are limited to questions arising under the laws of Switzerland, and we express no opinion as to the laws of any other jurisdiction. We express no opinion herein as to any matter of accounting or taxation, or as to any

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regulatory or commercial matter. Our opinions expressed in Section 4 above are further subject to the following qualifications and limitations:

a)	the exercise of voting rights and rights related thereto with respect to any Offered Shares is only permissible after registration in the Issuer's share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles;

b)	we express no opinion on the accuracy, correctness or completeness of the Prospectus; in particular, we express no opinion on whether the Prospectus provides sufficient information for knowledgeable investors to reach an informed assessment of the Issuer and its securities;

c)	we express no opinion as regards the preservation of shareholders' subscription rights (Bezugsrechte).

We hereby consent to the filing of this opinion as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion and all matters relating to this opinion are governed by and shall be construed in accordance with the substantive laws of Switzerland. We confirm our understanding that all disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being city of Zurich.

Yours faithfully,

Bär & Karrer AG